                                                                  Exhibit 13(d)

                              PURCHASE AGREEMENT
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     M.S.D. & T. Funds, Inc. (the "Company"), a Maryland corporation, and BISYS Fund Services Ohio, Inc. ("BISYS"), an Ohio corporation, hereby agree as follows:

     1. The Company hereby offers BISYS and BISYS hereby purchases one (1) share of Class M Common Stock at $10.00 per share (such share of Common Stock in the Company representing an interest in the Company's Equity Growth Fund (the "Fund") and being hereinafter known as the "Share"). BISYS hereby acknowledges purchase of the Share and the Company hereby acknowledges receipt from BISYS of funds in the amount of $10.00 in full payment for the Share.

     2. BISYS represents and warrants to the Company that the Share is being acquired for investment purposes and not for the purpose of distribution.

     3. BISYS agrees that if it or any direct or indirect transferee of the Share redeems the Share prior to the fifth anniversary of the date the Fund begins investment activities, BISYS will pay to the Company an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by BISYS or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     4. All persons dealing with any class of shares of the Company must look solely to the net assets belonging to such class for enforcement of any claims against the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 27th day of February, 1998.

                                             M.S.D. & T. FUNDS, INC.
                                             By:  /s/ Leslie B. Disharoon
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                                             Title:  President



                                             BISYS FUND SERVICES OHIO, INC.
                                             By: /s/ J. David Huber
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                                             Title: President